Exhibit 24(b)(8.2)

FIRST AMENDMENT TO THE

SELLING AND SERVICES AGREEMENT

AND

FUND PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), made as of May 17, 2011, amends the  Selling and Services Agreement and Fund Participation Agreement dated December 1, 2009 (the “Agreement”) by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC, (“ING Institutional”) and ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING”), and Aberdeen Fund Distributors LLC (“Distributor”) on behalf of each individual series of Aberdeen Funds (each a “Fund” and collectively, the “Funds”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, ING provides various administrative, recordkeeping and shareholder account services in connection with investment in the Funds by Plans, Contracts and Separate Accounts, as such terms are defined in the Agreement; and

WHEREAS, the parties desire that, in consideration of the administrative, recordkeeping and shareholder account services, including but not limited to those described in Section 3 of the Agreement, the Distributor will pay to ING Servicing Fees, which shall be in addition to the 12b-1 Fees described in Schedule A to the Agreement;

NOW, THEREFORE, ING and Aberdeen hereby agree as follows:

1.         Schedule A to the Agreement is hereby deleted and replaced by Schedule A, attached hereto.

2.         It is agreed that the Servicing Fees described in this Amendment and as further described in Section 5 of the Agreement are for shareholder and administrative services only and do not constitute payment in any manner for investment advisory services or for costs for sales or of distribution.

3.   Except to the extent modified by this Amendment, all terms of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.  This Amendment may be signed in counterparts.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date set forth above.

Aberdeen Fund Distributors LLC

By:	/s/ William Baltrus
Name: William Baltrus
Title: Vice President

ING Life Insurance and Annuity Company

By:	/s/ Michelle Sheiowitz
Name: Michelle Sheiowitz
Title: Vice President

ING Institutional Plan Services, LLC

By:	/s/ Michelle Sheiowitz
Name: Michelle Sheiowitz
Title: Vice President

ING Financial Advisers, LLC

By:	/s/ David Kelsey
Name: David Kelsey
Title: COO/VP

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Schedule A

Servicing Fees and 12b-1 Fees

All series under the Aberdeen Funds are available for investment under this Agreement.  For services rendered by ING under the Agreement with respect to Plan assets invested in the following Funds, Distributor and/or the Funds shall pay the following fees to ING:

Share Class	Service Fee	12b-1 Fee	Total Fee
Class A	%	%	%
Class C	%	%	%
Class D	%	N/A	%
Class R	%	%	%
Institutional Service Class Shares	%	N/A	%
Institutional Class Shares	%	N/A	%

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